EXHIBIT 99.1




                                December 9, 2005



Mr. John Devine




Dear John:

I am extremely pleased that you have agreed to remain in the position of Vice Chairman for up to one year beyond our current agreement which expires December 13, 2005.

Your base salary and other components of incentive pay and benefits will continue at their current levels, subject of course to periodic review and possible adjustment by the Executive Compensation Committee of the Board of Directors.

As the expiring agreement provides, the balance (50% or 95,200 shares) of your special grant of restricted stock units will vest and become payable to you 18 months after your retirement. GM will also continue to compensate you for the loss of your non-qualified pension benefit from your prior employer per the provisions of the expiring contract.

Please indicate your acceptance of these terms by signing below. Please be aware that the most recent Compensation Statement you signed in 2004 remains in effect.

I look forward to our continuing relationship.

                                   Sincerely,

                           /S/ G. Richard Wagoner, Jr.





AGREED AND ACCEPTED BY:


/S/    John M. Devine                           December 9, 2005
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       John M. Devine                                 Date